Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

                                                              Contacts:
                                                              ---------
Fifth Avenue & 57th Street                                    James N. Fernandez
New York, N.Y. 10022                                          (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                     TIFFANY REPORTS FULL YEAR 2002 RESULTS;
                   SALES INCREASE 6% AND NET EARNINGS RISE 9%;
             CONTINUED STRONG PROGRESS TOWARDS STRATEGIC OBJECTIVES


NEW YORK, February 26, 2003 - Tiffany & Co. (NYSE-TIF) today reported increases in sales and earnings in its fourth quarter and full year ended January 31, 2003. Results were in line with the Company's expectations.

In the three months (fourth quarter) ended January 31, 2003, net sales rose 9% to $619,013,000, compared with $565,759,000 a year ago. On a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 8% and comparable worldwide store sales declined 1%. Net earnings increased 8% to $89,287,000, or 60 cents per diluted share, compared with $82,745,000, or 55 cents per diluted share, a year ago. Net earnings in the prior year included an impairment charge of three cents per diluted share related to Tiffany's investment in a third-party Internet retailer.

For the year ended January 31, 2003, net sales of $1,706,602,000 were 6% higher than $1,606,535,000 in the prior year. On a constant-exchange-rate basis, net sales rose 6% and comparable worldwide sales declined 1%. Net earnings rose 9% to $189,894,000, or $1.28 per diluted share, versus $173,587,000, or $1.15 per diluted share, in the prior year. Net earnings in the year ended January 31, 2003 include the effect of a non-recurring tax benefit of five cents per share, reflecting the recognition of the cumulative U.S. tax benefits as provided by the Extraterritorial Income Exclusion Act provision of the Internal Revenue code. The Company determined in the third quarter that this tax benefit was applicable to its operations and, therefore, recognized a tax benefit in that quarter. Excluding the non-recurring tax benefit, net earnings were $1.23 per diluted share.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany enjoyed a year of modest sales and earnings growth in 2002 but, of greater importance, made continued

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

strong progress towards strategic objectives intended to create long-term value for shareholders."

Sales in Tiffany's four channels of distribution were as follows:

o U.S. Retail sales increased 3% to $298,433,000 in the fourth quarter. U.S. Retail sales rose 4% to $819,814,000 in the full year and represented 48% of the Company's net sales. Tiffany's comparable store sales rose fractionally in the fourth quarter and 2% for the year. Sales in Tiffany's New York flagship store increased 1% in the fourth quarter and fractionally for the year, while comparable U.S. branch store sales rose fractionally and 2% in those respective periods. Comparable store sales in the quarter and year primarily reflected an increased number of transactions. The Company opened five stores in 2002, one of which replaced two hotel-based retail locations that were closed.

o International Retail sales rose 8% to $231,108,000 in the fourth quarter and rose 4% to $683,489,000 for the year, representing 40% of annual net sales. On a constant-exchange-rate basis, sales increased 3% in both the fourth quarter and the year; on that basis, comparable retail store sales for those respective periods declined 10% and 8% in Japan (total retail sales in Japan declined 3% and 1%), increased 13% and 6% in other Asia-Pacific markets, and increased 9% and 2% in Europe. In 2002, the Company opened two department-store retail locations and closed one in Japan, and opened retail locations in Korea, Taiwan and Paris.

o Direct Marketing sales rose 13% to $69,270,000 in the fourth quarter and increased 11% to $179,175,000 in the year, representing 11% of annual net sales. In those respective periods, combined Internet/catalog sales increased 21% and 24% due to continued strength in e-commerce sales, while Business sales rose 1% and declined 3%.

o The Specialty Retail channel primarily reflects the consolidated net sales of Little Switzerland, Inc. stores, which the Company acquired in October 2002. Sales were $20,202,000 in the fourth quarter and $24,124,000 for the year, representing 1% of annual net sales.

In the fourth quarter and full year, gross margins (gross profit as a percentage of net sales) were 59.7% and 59.3%, compared with 60.9% and 58.7% in the prior year. Expense ratios (selling, general and administrative expenses (SG&A) as a percentage of

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

net sales) of 35.2% and 40.6% were higher than 34.6% and 39.4% in the prior periods due to insufficient sales volume to offset SG&A increases and increases in marketing expenses.

The Company concluded 2002 in a strong financial position. Net-debt leverage of 14% at January 31, 2003 compared with 9% a year ago. Accounts receivable of $113,061,000 was 15% above the prior year. Net inventories of $732,088,000 were 20% above the prior year-end, partly due to the opening of new stores, the introduction of new products, expanded manufacturing operations and the translation effect of a weaker U.S. dollar, as well as the inclusion of Little Switzerland's inventories.

The Company purchased and retired 400,000 shares of its Common Stock in the open market during the fourth quarter at an average cost of $28.33 per share. The Company purchased and retired 1,350,000 shares of its Common Stock in the open market during the full year at an average cost of $27.80 per share. The Company currently has $21 million available for future purchases under its authorized plan.

Mr. Kowalski continued, "We are encouraged by Tiffany's ability to weather a variety of difficult external conditions which, we believe, clearly exhibits the appeal of Tiffany's extraordinary product offerings and the strength of our management team. In 2002, we achieved our objectives for new store openings, new product introductions, infrastructure development and disciplined expense management, all of which make Tiffany well positioned to benefit when economic conditions improve."

He added, "While it is difficult to precisely predict the timing of improved consumer sentiment, Tiffany enjoys a wealth of organic and incremental growth opportunities that we are actively pursuing. We fully intend to maintain our normal pace of store expansion and product development in 2003 but, from a financial perspective, we are taking a relatively cautious approach to planning the beginning of the year. We are barely one month into the new fiscal year but are experiencing a good start, including healthy Valentine's Day sales results. Our expectations for 2003 include: (1) a low-teens percentage increase in net sales (including mid-single-digit comparable store sales increases in the U.S. and Japan) and 5% growth in retail store square footage; (2) a decline of less than a full point in gross margin, as incremental infrastructure costs partly related to a new distribution center and the annualized expenses of Little Switzerland more than offset benefits from growth in internal manufacturing; (3) a mid-teens percentage increase in SG&A, reflecting ongoing store expansion and accelerating business development spending as well as higher advertising spending, depreciation and

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

insurance costs; (4) a mid-single-digit increase in operating earnings; (5) a reduction in "other expenses, net" to approximately $10 million, partly reflecting expected earnings from the Company's equity investment in Aber Diamond Corporation; (6) a high-single-digit increase in earnings before income taxes; (7) an effective tax rate of approximately 38%; and, as a result of the above, (8) a mid-to-high single-digit increase in net earnings, or a range of $1.33 - $1.38 per diluted share. Seasonally, we would expect net earnings growth in all except the third quarter. On a year-over-year comparative basis, during the third quarter, pre-tax earnings growth will be limited by increased costs due to the startup and ongoing operation of our second distribution center, and net earnings are expected to decline entirely due to a non-recurring tax benefit in the third quarter of 2002. Overall, these expectations are similar to what we expressed when we reported Tiffany's holiday sales results in January. Finally, we expect to achieve healthy cash flow to support this growth and that, as a result of the completion of some major projects, capital expenditures will decelerate to approximately 8% of net sales. Difficult business conditions and geo-political uncertainties could certainly impact the near-term confidence and spending of consumers and affect retail sales. However, we will continue to maintain our focus on longer-term opportunities to create lasting shareholder value."

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany and www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now or in the future operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.


This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                     # # #


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
                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three months
                                                                    ended January 31,                  Years ended January 31,
                                                         -----------------------------------   -------------------------------------
                                                                     2003              2002                2003               2002
                                                             -------------     -------------       ---------------    --------------
Net sales                                                 $       619,013  $        565,759     $       1,706,602  $       1,606,535

Cost of sales                                                     249,600           221,132               695,154            663,058
                                                             -------------     -------------       ---------------    --------------

Gross profit                                                      369,413           344,627             1,011,448            943,477

Selling, general and administrative expenses                      217,773           195,662               692,251            633,580
                                                             -------------     -------------       ---------------    --------------

Earnings from operations                                          151,640           148,965               319,197            309,897

Other expenses,  net                                                5,508            11,058                19,560             20,585
                                                             -------------     -------------       ---------------    --------------

Earnings before income taxes                                      146,132           137,907               299,637            289,312

Provision for income taxes                                         56,845            55,162               109,743            115,725
                                                             -------------     -------------       ---------------    --------------

Net earnings                                              $        89,287  $         82,745     $         189,894  $         173,587
                                                             =============     =============       ===============    ==============


Net earnings per share:

  Basic                                                   $          0.62  $           0.57     $            1.31  $            1.19
                                                             =============     =============       ===============    ==============

  Diluted                                                 $          0.60  $           0.55     $            1.28  $            1.15
                                                             =============     =============       ===============    ==============


Weighted average number of common shares:

  Basic                                                           144,962           144,909               145,328            145,535
  Diluted                                                         147,804           149,688               148,591            150,517






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
                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           January 31,           January 31,
                                                                  2003                  2002
                                                     ------------------    ------------------
ASSETS

Current assets:
Cash and cash equivalents                             $        156,197      $        173,675
Accounts receivable, net                                       113,061                98,527
Inventories, net                                               732,088               611,653
Deferred income taxes                                           44,380                41,170
Prepaid expenses and other current assets                       24,662                28,032
                                                         --------------        --------------

Total current assets                                         1,070,388               953,057

Property, plant and equipment, net                             677,630               525,585
Deferred income taxes                                            6,595                 4,560
Other assets, net                                              168,973               147,872
                                                         --------------        --------------

                                                      $      1,923,586      $      1,631,074
                                                         ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                 $         52,552      $         40,402
Current portion of long-term debt                                    -                51,500
Accounts payable and accrued liabilities                       163,338               134,694
Income taxes payable                                            41,297                48,997
Merchandise and other customer credits                          42,720                38,755
                                                         --------------        --------------

Total current liabilities                                      299,907               314,348

Long-term debt                                                 297,107               179,065
Postretirement/employment benefit obligations                   33,117                29,999
Other long-term liabilities                                     85,406                70,717
Stockholders' equity                                         1,208,049             1,036,945
                                                         --------------        --------------

                                                      $      1,923,586      $      1,631,074
                                                         ==============        ==============


Certain reclassifications were made to the prior period's condensed consolidated balance sheet.




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